                                                                            EXHIBIT 99.1
News Release

For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 272-7406

HNI CORPORATION ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2006

MUSCATINE, Iowa (October 19, 2006) - HNI Corporation (NYSE: HNI) today announced third quarter sales of $687.7 million and net income of $35.8 million for the quarter ending
September 30, 2006.

Third Quarter
	Three Months Ended		Percent
Dollars in Millions, except per share data	09/30/2006	10/01/2005	Change

Net Sales	$687.7	$632.3	8.8%
Gross Margin	$237.4	$236.2	0.5%
Gross Margin %	34.5%	37.4%
SG&A	$177.0	$172.9	2.4%
SG&A %	25.7%	27.3%
Operating Profit	$60.4	$63.4	-4.7%
Operating Profit %	8.8%	10.0%
Net Income	$35.8	$40.6	-11.8%

Earnings per share - Diluted	$0.72	$0.73	-1.4%

Consolidated net sales for the third quarter increased to $687.7 million, compared to $632.3 million for the same quarter last year.  Acquisitions completed during the first quarter 2006, along with acquisitions completed during the fourth quarter 2005, accounted for $33 million, or 5.2 percentage points, of the increase in sales. "We experienced solid growth across our office furniture businesses and from acquisitions offset by a decline during the quarter in our hearth business," said Stan Askren, HNI Corporation Chairman, President and CEO.

Gross margins for the third quarter were 34.5 percent compared to 37.4 percent for the same quarter last year.  "As previously indicated in our second quarter news release, we continued to be negatively impacted by higher material costs during the quarter.  We will begin to close the gap as price increases are realized in the fourth quarter," stated Mr. Askren.

Total selling and administrative expenses, including restructuring, for the quarter decreased as a percent of sales to 25.7 percent, compared to 27.3 percent in the third quarter 2005. Included in third quarter 2006 were selling and administrative costs of $11 million associated with new acquisitions; increased freight and distribution costs of $9 million due to volume, rate increases, and fuel surcharges; and $0.8 million of stock compensation expense due to the adoption of FAS 123(R).  The Corporation realized a $3.4 million gain on the sale of a facility vacated due to the consolidation of production which began in third quarter 2005.  "We continued to implement cost reduction initiatives to adjust to a higher material cost environment and a declining housing market," said Mr. Askren.

Net income was $35.8 million compared to $40.6 million in the same period in 2005, a decrease of 11.8 percent. Interest expense increased $3.8 million during the quarter on moderate debt levels, consistent with the Corporation's strategy of maintaining a leaner, more efficient capital structure.  The Corporation's annualized effective tax rate for 2006 remained at 36.5 percent compared to 35.5 percent in third quarter 2005, due primarily to increased state taxes and the expiration of the research tax credit.  Net income per share was $0.72 per diluted share compared to $0.73 per diluted share in the third quarter 2005, a decrease of 1.4 percent.  Net income per share was favorably impacted $0.08 per share as a result of the Corporation's share repurchase program.

For the first nine months of 2006, consolidated net sales increased $219.0 million, or 12.2 percent, to $2.0 billion, compared to $1.8 billion in 2005.  Acquisitions accounted for $89 million or 5.0 percentage points of the increase in sales.  Gross margins decreased to 34.9 percent compared to 36.1 percent last year.  Net income was $92.9 million compared to $101.7 million in 2005, a decrease of 8.6 percent.  Net income per share was $1.82 per diluted share compared to $1.83 per diluted share in 2005.  Net income per share was positively impacted by $0.15 per share due to the Corporation's share repurchase program that reduced average shares outstanding by 4.4 million shares, or 8.0 percent, compared to 2005.

Cash flow from operations for the first nine months decreased to $71.1 million compared to $102.6 million last year.  The decline was primarily due to lower profit, increased inventory levels to achieve best total cost and seasonal build in the hearth stove business, and lower accruals for incentive costs and compensation.  Capital expenditures, primarily for new product development and related tooling, increased to $48.3 million in 2006 compared to $28.2 million in 2005.  Acquisition spending during the year totaled $78.3 million.  The Corporation repurchased 1,516,627 shares of its common stock at a cost of approximately $62.5 million, or $41.18 per share, during the quarter.  During the first nine months of 2006, the Corporation repurchased 3,574,803 shares of its common stock at a cost of approximately $170.3 million, or $47.64 per share, compared to $54.8 million in the same period last year.  There is approximately $173.2 million remaining under the current repurchase authorization.  During the second quarter 2006, the Corporation issued $150.0 million of senior unsecured notes through the private placement debt market which was used to refinance a portion of the Corporation's borrowings under its revolving credit facility.

Office Furniture
	Three Months Ended		Percent
Dollars in Millions	09/30/2006	10/01/2005	Change

Sales	$539.5	$477.3	13.0%
Operating Profit	$50.2	$48.9	2.6%
Operating Profit %	9.3%	10.2%

Third quarter sales for the office furniture segment increased $62.2 million to $539.5 million from $477.3 million for the same quarter last year.  Sales from the Corporation's acquisitions during 2006 as well as those completed in fourth quarter 2005 accounted for $27 million, or 5.7 percentage points, of the increase.  Operating profit increased $1.3 million but decreased as a percent of net sales to 9.3 percent compared to 10.2 percent in the third quarter 2005.  "Operating profit was significantly impacted by higher material, transportation, and other input costs.  In addition, acquisitions negatively impacted profitability during the quarter as anticipated.  Operating profit was positively impacted by a $3.4 million gain on the sale of a vacated plant facility," stated Mr. Askren.

Net sales on a year-to-date basis increased $184.4 million, or 13.6 percent, to $1.5 billion, compared to $1.4 billion in 2005.  Acquisitions accounted for $74 million or 5.4 percentage points of the increase in sales.  Operating profit decreased $5.2 million, or 3.9 percent, compared to the prior year period.  Operating profit as a percentage of sales decreased to 8.3 percent compared to 9.9 percent in the prior year.

Hearth Products
	Three Months Ended		Percent
Dollars in Millions	09/30/06	10/01/05	Change

Sales	$148.3	$155.0	-4.3%
Operating Profit	$18.5	$22.4	-17.2%
Operating Profit %	12.5%	14.4%

Third quarter net sales for the hearth products segment decreased $6.7 million to $148.3 million from $155.0 million for the same quarter last year.  Sales from acquisitions during 2006, along with acquisitions completed in fourth quarter 2005, contributed approximately $6 million.  Operating profit decreased $3.8 million during the quarter.  Operating profit as a percent of net sales decreased to 12.5 percent, compared to 14.4 percent in 2005, due to lower volume, increased freight and distribution costs, and a higher mix of lower margin remodel/retrofit business.  "During the quarter, we began to experience a rapid and pronounced decline in the new construction business in conjunction with a dramatic decline in housing starts.  The decline was partially offset by continued strong demand in the remodel/retrofit business.  We are continuing to implement broad based cost reduction initiatives to adjust to market conditions," said Mr. Askren.

Net sales on a year-to-date basis increased $34.6 million, or 8.1 percent, to $463.2 million compared to $428.6 million in 2005.  Acquisitions accounted for $15 million or 3.6 percentage points of the increase in sales.  Operating profit decreased $1.3 million, or 2.5 percent.  Operating profit as a percentage of sales decreased to 10.5 percent compared to 11.6 percent in the prior year.

Outlook
"The outlook for the office furniture business continues to remain positive.  Core fundamentals are solid and we continue to see good growth opportunities," said Mr. Askren. "Profitability in the office furniture segment will begin to improve as we fully realize the benefit of price increases to offset higher material and other input costs."

"As it relates to our hearth business, housing starts have declined dramatically and market conditions remain uncertain.  Our new construction business will remain under stress in the mid-term.  As a partial offset, we continue to gain share and experience strong growth in our remodel/retrofit business.  We are taking actions to adjust our cost model in anticipation of a continued decline in market conditions," said Mr. Askren.

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call

HNI Corporation will host a conference call on Thursday, October 19 at 10:00 a.m. (Central) to discuss third quarter 2006 results.  To participate, call the conference call line at 1-877-209-0397.  A replay of the conference call will be available until Thursday, October 26, 2006, 11:59 p.m. (Central).  To access this replay, dial 1-800-475-6701 - Access Code: 843198.  A link to the simultaneous web cast can be found on the Corporation's web site at www.hnicorp.com.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Lamex®, Heatilator®, Heat & GloTM, and Quadra-Fire®, have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2006 the Corporation was recognized by Fortune Magazine as one of America's Most Admired Companies in the furniture industry, and was recognized by Forbes Magazine for the eighth consecutive year as one of the 400 Best Big Companies in America.  In 2006, the Corporation was recognized by Industry Week as one of the 50 Best Manufacturing Companies for the fourth consecutive year.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Corporation's website at www.hnicorp.com.

Statements in this release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," and variations of such words and similar expressions identify forward-looking statements.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement, (e) from its repurchases of common stock, and (f) from its ability to maintain its effective tax rate; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement.  Unpredictable or unknown factors could also have material adverse effects on the Corporation.  All forward-looking statements included in this release are expressly qualified in their entirety by the foregoing cautionary statements. The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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HNI CORPORATION

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	Sep. 30, 2006	Oct. 1, 2005	Sep. 30, 2006	Oct 1, 2005
Net sales	$687,732	$632,280	$2,007,680	$1,788,709
Cost of products sold	450,309	396,042	1,306,134	1,142,338
Gross profit	237,423	236,238	701,546	646,371
Selling and administrative expenses	177,059	171,802	544,843	487,348
Restructuring and impairment charges	(27)	1,071	1,920	1,071
Operating income	60,391	63,365	154,783	157,952
Interest income	339	195	810	1,175
Interest expense	4,450	693	9,454	1,520
Earnings before income taxes and minority interest	56,280	62,867	146,139	157,607
Income taxes	20,542	22,317	53,341	55,950
Earnings before minority interest	35,738	40,550	92,798	101,657
Minority interest in earnings of subsidiary	(24)	(11)	(86)	(11)
Net income	$35,762	$40,561	$92,884	$101,668
Net income per common share - basic	$0.73	$0.74	$1.83	$1.84
Average number of common shares outstanding - basic	49,323,698	55,011,758	50,722,997	55,106,182
Net income per common share - diluted	$0.72	$0.73	$1.82	$1.83
Average number of common shares outstanding - diluted	49,591,889	55,447,480	51,051,237	55,484,189

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders’ Equity
	As of			As of
	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
(Dollars in thousands)	2006	2005		2006	2005
Cash and cash equivalents	$34,151	$75,707	Accounts payable and accrued expenses	$303,207	$307,952
Short-term investments	8,716	9,035	Income taxes	6,642	1,270
Receivables	324,472	278,515	Notes payable and current maturities of
Inventories	123,900	91,110	long-term debt	51,660	40,350
Deferred income taxes	16,745	15,831	Current maturities of other long-term
Prepaid expenses and other current assets	17,168	16,400	obligations	3,505	8,602
Current assets	525,152	486,598	Current liabilities	365,014	358,174

			Long-term debt	299,740	103,050
			Capital lease obligations	728	819
Property and equipment - net	313,826	294,660	Other long-term liabilities	52,135	48,671
Goodwill	253,892	242,244	Deferred income taxes	31,545	35,473
Other assets	164,742	116,769	Minority interest in subsidiary	538	140
			Shareholders' equity	507,912	593,944

Total assets	$1,257,612	$1,140,271	Total liabilities and shareholders' equity	$1,257,612	$1,140,271

Unaudited Condensed Consolidated Statement of Cash Flows

	Nine Months Ended
(Dollars in thousands)	Sep. 30, 2006	Oct. 1, 2005
Net cash flows from (to) operating activities	$71,149	$102,594
Net cash flows from (to) investing activities:
Capital expenditures	(48,346)	(28,232)
Acquisition spending	(78,292)	(25,678)
Other	2,692	1,328
Net cash flows from (to) financing activities	11,241	(43,162)
Net increase (decrease) in cash and cash equivalents	(41,556)	6,850
Cash and cash equivalents at beginning of period	75,707	29,676
Cash and cash equivalents at end of period	$34,151	$36,526

Unaudited Business Segment Data

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	Sep. 30, 2006	Oct. 1, 2005	Sep. 30, 2006	Oct. 1, 2005
Net sales:
Office furniture	$539,460	$477,295	$1,544,484	$1,360,088
Hearth products	148,272	154,985	463,196	428,621
	$687,732	$632,280	$2,007,680	$1,788,709

Operating profit:
Office furniture (1)
Operations before restructuring charges	$50,169	$49,977	$130,848	$135,186
Restructuring and impairment charges	27	(1,071)	(1,920)	(1,071)
Office furniture - net	50,196	48,906	128,928	134,115
Hearth products	18,524	22,371	48,463	49,714
Total operating profit	68,720	71,277	177,391	183,829
Unallocated corporate expense	(12,402)	(8,393)	(31,119)	(26,205)
Income before income taxes	$56,318	$62,884	$146,272	$157,624

Depreciation and amortization expense:
Office furniture	$12,149	$10,814	$36,276	$32,742
Hearth products	3,992	3,799	12,689	11,852
General corporate	1,045	1,567	3,079	4,971
	$17,186	$16,180	$52,044	$49,565

Capital expenditures - net:
Office furniture	$11,478	$6,539	$33,337	$18,481
Hearth products	3,047	2,101	8,491	6,700
General corporate	648	2,097	6,518	3,051
	$15,173	$10,737	$48,346	$28,232

			As of	As of
			Sep. 30, 2006	Oct. 1, 2005
Identifiable assets:
Office furniture			$746,007	$631,672
Hearth products			396,733	370,620
General corporate			114,872	112,305
			$1,257,612	$1,114,597
(1)	Includes minority interest.
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